Exhibit 97.1

INCENTIVE COMPENSATION RECOVERY (CLAWBACK)

POLICY

I.
Introduction

The Board of Directors of Lithium Americas Corp. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's compensation philosophy. The Board has therefore adopted this policy, which provides for the recovery of erroneously awarded incentive compensation in the event that the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the federal securities laws or in the event of misconduct that has a material adverse effect on the Company’s business (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), related rules and the listing standards of the New York Stock Exchange (“NYSE”) or any other securities exchange on which the Company’s shares are listed in the future.

II.
Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Governance and Nomination Committee (the “Committee”), in which case, all references herein to the Board shall be deemed references to the Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

III.
Covered Executives

Unless and until the Board determines otherwise, for purposes of this Policy, the term “Covered Executive” means a current or former employee who is or was identified by the Company as the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s subsidiaries are deemed “Covered Executives” if they perform such policy-making functions for the Company. “Policy-making function” is not intended to include policy-making functions that are not significant. “Covered Executives” will include, at minimum, the executive officers identified by the Company pursuant to Item 401(b) of Regulation S-K of the Exchange Act and at least the following Company officers: (a) Chief Executive Officer, (b) Chief Financial Officer, (c) Executive Chair, (d) the two most highly compensated executive officers, other than the CEO and CFO, as determined in accordance with applicable securities laws, rules or regulations, and (e) each individual who would be a “Covered Executive” under (d) but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of the applicable financial year.

This Policy covers Incentive Compensation received by a person after beginning service as a Covered Executive and who served as a Covered Executive at any time during the performance period for that Incentive Compensation.

IV.
Recovery: Accounting Restatement

In the event of an Accounting Restatement, the Company will recover reasonably promptly any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. Incentive Compensation is deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

A.
Definition of Accounting Restatement.

For the purposes of this Policy, an “Accounting Restatement” means the Company is required to prepare an accounting restatement of its financial statements filed with the Securities and Exchange Commission (the “SEC”) due to the Company’s material noncompliance with any financial reporting requirements under the federal securities laws (including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period).

The determination of the time when the Company is “required” to prepare an Accounting Restatement shall be made in accordance with applicable SEC and national securities exchange rules and regulations.

An Accounting Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

B.
Definition of Incentive Compensation.

For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, including, for example, bonuses or awards under the Company’s short and long-term incentive plans, grants and awards under the Company’s equity incentive plans, and contributions of such bonuses or awards to the Company’s deferred compensation plans or other employee benefit plans. Incentive Compensation does not include awards which are granted, earned and vested without regard to attainment of Financial Reporting Measures.

C.
Financial Reporting Measures.

“Financial Reporting Measures” are those that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures) and any measures derived wholly or in part from such financial measures. For the avoidance of doubt, Financial Reporting Measures include stock price and total shareholder return. A measure need not be presented within the financial statements or included in a filing with the SEC or other applicable securities regulators to constitute a Financial Reporting Measure for purposes of this Policy.

D.
Excess Incentive Compensation: Amount Subject to Recovery.

The amount(s) to be recovered from the Covered Executive will be the amount(s) by which the Covered Executive’s Incentive Compensation for the relevant period(s) exceeded the amount(s) that the Covered Executive otherwise would have received had such Incentive Compensation been determined based on the restated amounts contained in the Accounting Restatement. All amounts shall be computed without regard to taxes paid.

For Incentive Compensation based on Financial Reporting Measures such as stock price or total shareholder return, where the amount of excess compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the Board will calculate the amount to be reimbursed based on a reasonable estimate of the effect of the Accounting Restatement on such Financial Reporting Measure upon which the Incentive Compensation was received. The Company will maintain documentation of that reasonable estimate and will provide such documentation to the applicable national securities exchange.

V.
Recovery: Misconduct

In the event that the Board, in its sole discretion, determines that (a) a Covered Executive engaged in Misconduct, and (b) such Misconduct results in a material adverse effect on the Company’s business, including but not limited to its reputation, relationships, operations or financial results, the Company may, in the Board’s sole discretion, use reasonable efforts to recover up to 100% of Incentive Compensation received by such Covered Executive for the most recent annual compensation immediately preceding the date of the Board’s determination under this Section 5, including transition periods resulting from a change in the Company’s fiscal year as provided in Rule 10D-1 of the Exchange Act. For avoidance of doubt, “received” is as defined in Section 4.

For the purposes of this Policy, “Misconduct” means (i) intentional and reckless conduct; (ii) intentional or reckless violation of any Company written policy applicable to the Covered Executive (including, but not limited to, the Code of Conduct) or any applicable legal or regulatory requirements in the course of the Covered Executive’s employment by the Company; or (iii) fraud in the course of the Covered Executive’s employment by the Company. For this purpose, “intentional and reckless conduct” means any highly unreasonable act or omission, involving not merely simple, or even inexcusable negligence, but an extreme departure from the standards of ordinary care, and that either is known to the Covered Executive or is so obvious that a reasonable person in the Covered Executive’s position would have been aware of it. It does not mean negligent conduct or grossly negligent conduct. Further, “Misconduct” shall not include conduct in good faith and in a manner the Covered Executive reasonably believed to be in, or not opposed to, the best interests of the Company.

VI.
Method of Recovery

The Board will determine, in its sole discretion, the method(s) for recovering reasonably promptly Incentive Compensation hereunder. Such methods may include, without limitation:

A.
requiring reimbursement of Incentive Compensation previously paid;
B.
forfeiting any Incentive Compensation contribution made under the Company’s deferred compensation plans;
C.
offsetting the recovered amount from any compensation or Incentive Compensation that the Covered Executive may earn or be awarded in the future, in accordance with applicable law;
D.
some combination of the foregoing; or
E.
taking any other remedial and recovery action permitted by law, as determined by the Board.

Before the Board makes a final determination as to whether any recovery of Incentive Compensation is payable under the Policy from a Covered Executive, the Board shall provide the Covered Executive with written notice thereof and the opportunity to be heard at a duly held meeting of the Board, which may take place either in person or by way of a conference or video call, as determined by the Board.

If the Board makes a final determination that recovery of Incentive Compensation is payable under the Policy, the Board shall reasonably promptly make a written demand for recovery from the Covered Executive, and in the event that the Covered Executive does not, within a reasonably prompt period thereafter, tender repayment and/or reimbursement in response to such demand (or if the Covered Executive declines to execute any necessary authorizations to effectuate such repayment and/or reimbursement), the Board shall be entitled to pursue such other actions or remedies, including, without limitation, legal recourse against the Covered Executive to obtain such repayment and/or reimbursement of Incentive Compensation under this Policy, as applicable.

To the extent practicable and as permitted by all applicable laws, including, without limitation, securities legislation and stock exchange rules, all investigations and related findings under this Policy shall be conducted, undertaken and treated in a confidential manner.

VII.
No Indemnification or Advance

Subject to applicable law, the Company shall not indemnify, including by paying or reimbursing for premiums for any insurance policy covering any potential losses, any Covered Executives against the loss of any erroneously awarded Incentive Compensation, nor shall the Company advance any costs or expenses to any Covered Executives in connection with any action to recover Incentive Compensation.

VIII.
Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the SEC or any national securities exchange on which the Company's securities are listed.

IX.
Effective Date

The effective date of this Policy, as amended, is November 12, 2024 (the “Effective Date”). This Policy applies to Incentive Compensation received by Covered Executives on or after the Effective Date. Without limiting the scope or effectiveness of this Policy, Incentive Compensation granted or received by Covered Executives prior to the Effective Date remains subject to the Company’s prior Incentive Compensation Recovery Policy dated October 2, 2023. In addition, this Policy is intended to be and will be incorporated as an essential term and condition of any Incentive Compensation agreement, plan or program that the Company establishes or maintains on or after the Effective Date.

X.
Amendment and Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect changes in regulations adopted by the SEC under Section 10D of the Exchange Act and to comply with any rules or standards adopted by NYSE or any other securities exchange on which the Company’s shares are listed in the future.

XI.
Other Recovery Rights

The Board intends that this Policy will be applied to the fullest extent of the law. Upon receipt of this Policy, each Covered Executive is required to complete the Receipt and Acknowledgement attached as Schedule A to this Policy. The Board may require that any employment agreement or similar agreement relating to Incentive Compensation received on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any (i) other remedies or rights of compensation recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, or similar agreement relating to Incentive Compensation, unless any such agreement expressly prohibits such right of recovery, and (ii) any other legal remedies available to the Company. The provisions of this Policy are in addition to (and not in lieu of) any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.

XII.
Impracticability

With regard to Section 4, the Company shall recover any excess Incentive Compensation in accordance with this Policy, except to the extent that certain conditions are met and the Board has determined that such recovery would be impracticable, all in accordance with Rule 10D-1 of the Exchange Act and any rules or standards adopted by NYSE or any other securities exchange on which the Company’s shares are listed in the future. In addition, with regard to Section 5, the Company reserves discretion whether or not it wishes to pursue repayment and/or reimbursement if the Company determines that cost of doing so is likely to exceed the repayment/reimbursement amount.

XIII.
Successors

This Policy shall be binding upon and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Approved by the Board of Directors

NOVEMBER 12, 2024